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                                                                     EXHIBIT 5.1

                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                            191 Peachtree Street N.E.
                                   Suite 1600
                             Atlanta, Georgia 30303
                                 (404) 572-6600



                                January 20, 1999



Simione Central Holdings, Inc.
6600 Powers Ferry Road
Atlanta, Georgia 30339

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have served as counsel for Simione Central Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of an aggregate of an additional 1,000,000 shares (the "Additional Shares") of common stock, par value $.001 per share ("Common Stock"), of the Company to be offered and sold by the Company pursuant to the Simione Central Holdings, Inc. Omnibus Equity-Based Incentive Plan (the "Plan"). The initial 250,000 shares of Common Stock issuable pursuant to the Plan were previously registered pursuant to a separate Registration Statement on Form S-8, and this Registration Statement serves to register the Additional Shares authorized for issuance under the Plan.

     We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the Additional Shares pursuant to the Plan as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate governmental officials.

     We express no opinion as to matters under or involving the laws of any jurisdiction other than the state of Delaware and the applicable federal laws of the United States.


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     Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

     1.   The Additional Shares have been duly authorized; and

     2. Upon the issuance and delivery of the Additional Shares and payment therefor as provided in the Plan and as contemplated by the Registration Statement, such Additional Shares will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                   /s/ Powell, Goldstein, Frazer & Murphy LLP

                                    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP